EXHIBIT 99.1

Itron Announces Record Financial Results for Fourth Quarter and Full Year 2005

    SPOKANE, Wash.--(BUSINESS WIRE)--Feb. 14, 2006--Itron, Inc.
(Nasdaq:ITRI):

    -- Total revenues were $552.7 million in 2005 compared with $399.2 million in 2004.

    -- Full year GAAP net income was $33.1 million, or $1.33 per diluted share, compared to a net loss of $5.3 million, or 25 cents per diluted share, in 2004. GAAP net income in 2005 includes $13.9 million, or 56 cents per diluted share, of tax benefits.

    -- Full year pro forma net income was $45.6 million, or $1.84 per diluted share (excluding the tax benefits), compared to $20.4 million, or 93 cents per diluted share, in 2004.

    Itron, Inc. (Nasdaq:ITRI) today reported financial results for its fourth quarter and year ended December 31, 2005. Full year results include twelve months of Electricity Metering operations in 2005, compared with six months in 2004, as the acquisition of that business closed on July 1, 2004.
    Fourth quarter 2005 revenues were $160.0 million, 22% higher than fourth quarter 2004 revenues of $131.4 million. For the full year, revenues were $552.7 million in 2005, compared with $399.2 million in 2004, with growth in 2005 reflecting a full year of Electricity Metering revenues as well as internal growth in all segments. Revenue highlights by segment for the fourth quarters and full years in 2005 and 2004 include:


    Hardware

    -- Meter Data Collection (MDC) revenues were $79.5 million in the quarter, compared with $59.8 million in the fourth quarter of 2004. Year-to-date, MDC revenues were $262.0 million compared with $238.6 million in 2004.

        -- For both the quarter and full year 2005, increased shipments of gas AMR modules, increased handheld sales outside of North America and increased contract manufacturing services and royalties related to embedding our AMR technology into other vendors' solid-state meters, were partially offset by lower sales of third-party hardware. Implementation revenues were also lower for the full year 2005.

    -- Electricity Metering revenues in the quarter were $66.4 million compared with $58.4 million in the fourth quarter of 2004. Electricity Metering revenues were $239.8 million for the full year 2005. Electricity Metering revenues were $125.0 million in the last six months of 2005 compared to $112.6 million for the last six months of 2004. In 2004, revenues included contract manufacturing services for a former affiliate which we phased out by the end of 2004. Excluding these manufacturing services, revenues were $55.5 million and $105.5 million for the fourth quarter and last six months of 2004.

        -- Revenues increased in the fourth quarter and last six months of 2005, compared with the same periods in 2004, primarily as a result of a large order from Progress
            Energy for residential meters with AMR.

    -- Unit shipments of Itron AMR technology increased 81% and 34% in the fourth quarter and full year 2005, compared with the same periods in 2004. Itron AMR technology includes standalone AMR modules, Itron electricity meters with embedded AMR and other vendors' electricity meters with Itron AMR. The percentage increase in AMR unit shipments is greater than the percentage increase in hardware revenues due to changes in the mix and type of AMR product and declines in average selling prices for AMR, primarily resulting from large volume purchases. Additional unit shipment information is detailed in the segment information schedule included with this release.

    Software

    -- Software revenues were $14.0 million in the quarter, compared to $13.2 million in the fourth quarter of 2004. For the full year, software revenues were $50.9 million in 2005, compared with $48.0 million in 2004. Revenues in 2004 included approximately $2.8 million of revenues for transmission line design and joint use services, which we had exited as of December 31, 2004. Software licenses were 25% of revenues in 2005, compared with 20% in 2004, reflecting increased sales of meter data management and knowledge applications software along with commercial and industrial meter data collection software upgrades.


    GAAP net income was $16.9 million, or 65 cents per diluted share, for the quarter, compared with a loss of $7.0 million, or 33 cents per diluted share, for the fourth quarter of 2004. GAAP net income for the full year 2005 was $33.1 million, or $1.33 per diluted share, compared with a loss of $5.3 million, or 25 cents per diluted share, in 2004.
    GAAP net income in the fourth quarter of 2005 includes approximately $8.0 million of tax benefits associated primarily with a reorganization of legal entities that allowed us to recognize foreign subsidiary deferred tax assets from prior years. Full year 2005 GAAP net income also includes a tax benefit of $5.9 million for the recognition of R&D tax credits related to prior year qualifying R&D expenditures.
    Pro forma net income in 2005 excludes expenses for amortization of intangible assets and debt placement fees, restructurings and $13.9 million in tax credits and benefits related to prior years' activities. Pro forma net income in 2004 excludes expenses for amortization of intangible assets and debt placement fees, restructurings and acquisition related in-process R&D.
    Pro forma net income was $15.3 million, or 59 cents per diluted share for the quarter, compared with $9.0 million, or 40 cents per diluted share, in the fourth quarter of 2004. Year-to-date pro forma net income was $45.6 million, or $1.84 per diluted share, compared with $20.4 million, or 93 cents per diluted share in 2004. Our pro forma tax rates in 2005 were 32.6% for the fourth quarter and 36.4% for the full year, compared with 39.0% and 39.8% for the fourth quarter and full year 2004. The lower tax rates in 2005 result primarily from higher estimated tax credits for R&D activities in 2005 compared to 2004.
    Gross margins were 41% for the quarter and 42% for the full year 2005, compared with 42% and 43% for the same periods in 2004.

    -- MDC gross margin was 40% in the quarter compared to 44% in the fourth quarter of last year. Full year MDC gross margin was 43% compared with 45% in 2004. The lower margins in 2005 result from lower average selling prices for standalone AMR modules, offset by a higher mix of gas AMR modules and handheld systems.

    -- Electricity Metering gross margin was 39% during the quarter compared with 40% during the fourth quarter of 2004. For the full year 2005, Electricity Metering gross margin was 41% compared to 40% in 2004. Gross margin changes from 2004 to 2005 are primarily related to changes in the mix of meters sold and services provided.

    -- Software Solutions gross margins were 47% for the quarter and 43% for the full year in 2005, compared with 42% and 37% for the same periods in 2004. The higher margins in 2005 reflect a higher mix of license and maintenance fees.

    Pro forma operating income, which excludes intangible asset amortization expenses and restructurings in both 2005 and 2004 and in-process R&D in 2004, was $25.7 million, or 16.1% of revenues for the quarter, compared with $19.0 million, or 14.5%, in the fourth quarter of 2004, and was $85.5 million, or 15.5%, of revenues for the full year 2005, compared with $45.5 million, or 11.4%, in 2004. The improved operating margins in 2005 reflect higher sales of meters and AMR, lower product development spending as a percentage of revenues for Electricity Metering, as well as operating efficiency improvements.
    New order bookings during the quarter were $149 million, compared with $128 million in the fourth quarter of 2004. New order bookings for the full year 2005 were $655 million, surpassing the previous record of $358 million in new orders in 2004 (2004 reflects six months of Electricity Metering new order bookings compared with twelve months in 2005).
    Total backlog was $324 million at December 31, 2005, compared with $179 million one year ago. Twelve-month backlog, which represents the estimated portion of backlog that is expected to be earned over the next twelve months, was $188 million at December 31, 2005, compared with $97 million one year ago.
    We generated $30.1 million of cash from operations during the quarter compared with $25.5 million during the fourth quarter of 2004. Cash flow from operations was $79.6 million for the full year 2005 compared with $53.1 million for 2004. Net capital expenditures (Capex), were approximately $21.7 million for the fourth quarter of 2005, of which $19.8 million was for the purchase of a new headquarters building, and $32.0 million for the full year. By comparison, net Capex were $2.8 million in the fourth quarter and $12.8 million for the full year in 2004.
    EBITDA (earnings before interest, income taxes, depreciation and amortization) more than doubled in 2005. EBITDA was $28.7 million and $97.7 million for the fourth quarter and full year 2005 compared with $12.7 million and $42.4 million for the same periods in 2004.
    During the fourth quarter and full year 2005, we made $3 million and $124 million in optional repayments on our term bank debt. Approximately $60 million of repayments in 2005 came from proceeds from the issuance of 1.7 million shares of common stock in May 2005. So far in 2006, we have made $9.7 million in additional optional repayments, resulting in our having repaid $170 million of the $185 million term bank debt borrowed in connection with the Electricity Metering acquisition on July 1, 2004.
    During the fourth quarter of 2005, we closed on the purchase of a new headquarters facility for a total purchase price of approximately $19.8 million, of which $5 million was paid in cash and the remaining balance of $14.8 million was financed with a new real estate loan.

    Business Outlook:

    The outlook information provided below and elsewhere in this release is based on information available today and Itron assumes no obligation to update it. Our future performance involves risks and uncertainties.
    We expect to implement FASB's Statement 123R -- Share Based Payment on January 1, 2006, which requires the expensing of share-based compensation, including stock options. We currently estimate pre-tax stock option compensation expense in 2006 of approximately $9 to $10 million. Estimating the value of stock option awards at the grant date requires judgment, including estimating stock price volatility, forfeiture rates and expected option life. Our outlook for GAAP net income in 2006 includes that expense while our outlook for pro forma net income excludes stock option compensation expense.

    For the full year 2006, we expect:

    --  Revenues between $605 and $615 million.

    --  GAAP net income between $26 and $28 million.

    -- Pro forma net income between $54 and $56 million (excluding pre-tax expenses of approximately $9 million for stock option compensation expense and approximately $33 million for amortization related to intangible assets and debt fees).

    -- Our net income outlook is based on an estimated income tax rate of 45% for GAAP and 38% for pro forma.

    -- Pro forma EPS between $2.07 and $2.13 per diluted share, which excludes approximately 21 cents per share of stock option compensation expense, and is based on an estimated 26.2 million in diluted shares outstanding.

    -- Adjusted EBITDA between $110 and $114 million (excluding $9 million of stock option compensation expense).

    For the quarter ended March 31, 2006, we expect

    --  Revenues between $145 and $150 million.

    Use of Non-GAAP Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including pro forma operating income, pro forma net income and EPS, and EBITDA. Management believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of our core results and provides for consistency in our financial reporting. We provide these non-GAAP financial measures because we believe they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and our future prospects. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered as a substitute for, or superior to, GAAP results. Reconciliations between GAAP and non-GAAP results are included in the financial tables that accompany this press release.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results contained in this release at 1:45 p.m. PST on February 14, 2006. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, "Investors -- Investor Events." The live webcast will begin at 1:45 p.m. (PST). The webcast replay will begin shortly after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), entering passcode #3754612.

    Forward Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, financial performance, sales, earnings and cash flow. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for the Company's products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for share-based compensation and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2004, and our Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Nearly 3,000 utilities worldwide rely on Itron's award-winning technology to provide the knowledge they require to optimize the delivery and use of energy and water. Itron creates value for its clients by providing industry-leading solutions for electricity metering; meter data collection; energy information management; demand response; load forecasting, analysis and consulting services; distribution system design and optimization; web-based workforce automation; and enterprise and residential energy management. To know more, start here: www.itron.com.
    Statements of operations, reconciliations between GAAP and non-GAAP results, segment information, balance sheets and cash flows follow.


                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,
                               ---------------------------------------
                                  2005      2004      2005      2004
                                --------  --------  --------  --------
Revenues
   Sales                       $147,574  $116,185  $503,270  $346,543
   Service                       12,378    15,261    49,420    52,651
                                --------  --------  --------  --------
   Total revenues               159,952   131,446   552,690   399,194

Cost of revenues
   Sales                         88,257    67,138   291,445   198,131
   Service                        6,841     9,254    27,624    30,394
                                --------  --------  --------  --------
   Total cost of revenues        95,098    76,392   319,069   228,525
                                --------  --------  --------  --------

Gross profit                     64,854    55,054   233,621   170,669
Operating expenses
   Sales and marketing           16,186    13,308    56,642    45,279
   Product development           11,942    11,710    47,077    44,379
   General and administrative    11,047    11,011    44,428    35,490
   Amortization of intangible
    assets                        9,703    16,630    38,846    27,901
   Restructurings                     -     3,253       390     7,258
   In-process research and
    development                       -     6,400         -     6,400
                                --------  --------  --------  --------
   Total operating expenses      48,878    62,312   187,383   166,707
                                --------  --------  --------  --------
Operating income (loss)          15,976    (7,258)   46,238     3,962
Other income (expense)
   Interest income                  135        14       302       166
   Interest expense              (3,664)   (4,983)  (18,944)  (13,145)
   Other income (expense), net      (88)       85       (68)     (389)
                                --------  --------  --------  --------
   Total other income
    (expense)                    (3,617)   (4,884)  (18,710)  (13,368)
                                --------  --------  --------  --------
Income (loss) before income
 taxes                           12,359   (12,142)   27,528    (9,406)
Income tax benefit                4,570     5,135     5,533     4,149
                                --------  --------  --------  --------
Net income (loss)              $ 16,929  $ (7,007) $ 33,061  $ (5,257)
                                --------  --------  --------  --------
Earnings per share
   Basic net income (loss) per
    share                      $   0.68  $  (0.33) $   1.41  $  (0.25)
                                --------  --------  --------  --------
   Diluted net income (loss)
    per share                  $   0.65  $  (0.33) $   1.33  $  (0.25)
                                --------  --------  --------  --------
Weighted average number of
 shares outstanding
   Basic                         24,823    21,204    23,394    20,922
   Diluted                       25,984    21,204    24,777    20,922


                             ITRON, INC.
              RECONCILIATIONS BETWEEN GAAP AND PRO FORMA

(Unaudited, in thousands, except per share data)

                               Three Months Ended  Twelve Months Ended
                                    December 31,       December 31,
                                --------------------------------------
                                  2005     2004      2005      2004
                                 -------  --------  --------  --------
PRO FORMA OPERATING INCOME
GAAP operating income (loss)    $15,976  $ (7,258) $ 46,238  $  3,962

Adjustments to GAAP operating
 income (loss) before income
 taxes
  Amortization of intangible
   assets                         9,703    16,630    38,846    27,901
  Restructurings                      -     3,253       390     7,258
   In-process research and
    development                       -     6,400         -     6,400
                                 -------  --------  --------  --------
     Total adjustments            9,703    26,283    39,236    41,559
                                 -------  --------  --------  --------
Pro forma operating income      $25,679  $ 19,025  $ 85,474  $ 45,521
                                 -------  --------  --------  --------
PRO FORMA NET INCOME
GAAP income (loss) before
 income taxes                   $12,359  $(12,142) $ 27,528  $ (9,406)

Adjustments to GAAP income
 (loss) before income taxes
  Amortization of intangible
   assets                         9,703    16,630    38,846    27,901
  Amortization of debt
   placement fees                   665       633     4,888     1,745
  Restructurings                      -     3,253       390     7,258
   In-process research and
    development                       -     6,400         -     6,400
                                 -------  --------  --------  --------
     Total adjustments           10,368    26,916    44,124    43,304

Adjusted income before income
 taxes                           22,727    14,774    71,652    33,898
Income tax provision (1)         (7,408)   (5,760)  (26,096)  (13,481)
                                 -------  --------  --------  --------
Pro forma net income            $15,319  $  9,014  $ 45,556  $ 20,417
                                 -------  --------  --------  --------
PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of
 basic shares outstanding        24,823    21,204    23,394    20,922

Basic pro forma net income per
 share                          $  0.62  $   0.43  $   1.95  $   0.98
                                 -------  --------  --------  --------
Diluted
Weighted average number of
 basic shares outstanding        24,823    21,204    23,394    20,922
Stock-based awards outstanding    1,161     1,073     1,383     1,134
                                 -------  --------  --------  --------
Weighted average number of
 diluted shares outstanding      25,984    22,277    24,777    22,056

Diluted pro forma net income
 per share                      $  0.59  $   0.40  $   1.84  $   0.93
                                 -------  --------  --------  --------

(1) The pro forma tax provision excludes $5.9 million of prior year research and development tax credits included in GAAP results during the second quarter of 2005 and $8.0 million in tax benefits associated primarily with restructuring of certain foreign operations included in GAAP results during the fourth quarter of 2005.

                             ITRON, INC.
                         SEGMENT INFORMATION

(Unaudited, in thousands)
                              Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                              ---------------------------------------
                                2005      2004       2005      2004
                               --------  --------   --------  --------
Revenues
  Hardware Solutions
    Meter Data Collection     $ 79,493  $ 59,846   $261,999  $238,560
    Electricity Metering        66,437    58,391    239,763   112,586
                               --------  --------   --------  --------
  Total Hardware Solutions     145,930   118,237    501,762   351,146
  Software Solutions            14,022    13,209     50,928    48,048
                               --------  --------   --------  --------
    Total Company             $159,952  $131,446   $552,690  $399,194
                               --------  --------   --------  --------
Gross profit
  Hardware Solutions
    Meter Data Collection     $ 32,096  $ 26,133   $112,514  $108,348
    Electricity Metering        26,163    23,334     99,386    44,517
                               --------  --------   --------  --------
  Total Hardware Solutions      58,259    49,467    211,900   152,865
  Software Solutions             6,595     5,587     21,721    17,804
                               --------  --------   --------  --------
    Total Company             $ 64,854  $ 55,054   $233,621  $170,669
                               --------  --------   --------  --------
Operating income (loss)
  Hardware Solutions
    Meter Data Collection     $ 26,814  $ 21,152   $ 91,421  $ 87,757
    Electricity Metering        21,514    12,834     82,018    30,156
    Other unallocated costs     (7,252)   (5,529)   (25,395)  (18,225)
                               --------  --------   --------  --------
  Total Hardware Solutions      41,076    28,457    148,044    99,688
  Software Solutions            (1,980)   (2,731)   (10,556)  (19,742)
  Corporate unallocated        (23,120)  (32,984)   (91,250)  (75,984)
                               --------  --------   --------  --------
    Total Company             $ 15,976  $ (7,258)  $ 46,238  $  3,962
                               --------  --------   --------  --------

                                        Three Months  Twelve Months
                                            Ended         Ended
                                         December 31,  December 31,
                                        ---------------------------
                                         2005   2004   2005   2004
                                        ------ ------ ------ ------
Supplemental Information
Unit Shipments by Segment
  Meter Data Collection
     AMR standalone modules             1,225    875  4,300  3,700
  (1)Licensed AMR (SEM meters)              -      -      -    925
     Licensed AMR (other vendors'
      meters)                             250     25    800    150

  Electricity Metering
     Total Meters                       1,300    950  4,675  1,875 (3)
  (1)With Itron AMR                       875    400  2,250    700
     With Other AMR                       100    175    675    400

  (2)Total Units Itron AMR              2,350  1,300  7,350  5,475
     Growth in total Itron AMR
      shipments                            81%           34%

(1) Prior to the Electricity Metering acquisition on July 1, 2004, revenues consisted of royalties from Schlumberger Electricity Metering (SEM) and were reflected in Meter Data Collection segment revenues. Subsequent to the acquisition, sales of meters with Itron AMR are reflected in the Electricity Metering segment revenues.

(2) Itron standalone AMR modules, Itron meters with Itron AMR, other vendors' solid-state electricity meters with Itron AMR and licensed AMR to SEM prior to the July 1, 2004 acquisition.

(3) In 2004, total meter sales represent sales from the July 1, 2004 acquisition date through December 31, 2004. From January 1, 2004, through June 30, 2004, SEM shipped approximately 2.2 million meters. Of the 2.2 million meters shipped in the first half of 2004, 925,000 were shipped with Itron AMR.


                             ITRON, INC.
                     CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)                    December 31, December 31,
                                                 2005         2004
                                              -----------  -----------
                    ASSETS
Current assets
Cash and cash equivalents                    $    33,638  $    11,624
Accounts receivable, net                         104,428       90,097
Inventories                                       49,456       45,459
Deferred income taxes, net                        23,194       22,733
Other                                             10,941        5,477
                                              -----------  -----------
     Total current assets                        221,657      175,390

Property, plant and equipment, net                77,623       59,690
Intangible assets, net                           123,293      162,137
Goodwill                                         116,032      117,471
Deferred income taxes, net                        48,955       27,252
Other                                             11,324       15,211
                                              -----------  -----------
     Total assets                            $   598,884  $   557,151
                                              -----------  -----------
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses        $    46,215  $    37,439
Wages and benefits payable                        23,732       13,947
Current portion of debt                            4,376       35,647
Current portion of warranty                        8,497        7,243
Unearned revenue                                  22,758       22,991
                                              -----------  -----------
     Total current liabilities                   105,578      117,267

Long-term debt                                   160,186      239,361
Project financing debt                             2,367        3,227
Warranty                                           6,779        6,331
Other obligations                                  6,440        6,535
                                              -----------  -----------
     Total liabilities                           281,350      372,721

Shareholders' equity
Preferred stock                                        -            -
Common stock                                     312,046      211,920
Accumulated other comprehensive income, net          871          954
Retained earnings (accumulated deficit)            4,617      (28,444)
                                              -----------  -----------
     Total shareholders' equity                  317,534      184,430
                                              -----------  -----------
     Total liabilities and shareholders'
      equity                                 $   598,884  $   557,151
                                              -----------  -----------


                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)                      Year Ended December 31,
                                                ----------------------
                                                    2005       2004
                                                  ---------  ---------
Operating activities
  Net income (loss)                              $  33,061  $  (5,257)
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
    Depreciation and amortization                   51,572     38,785
    Employee stock plans income tax benefits        15,146      2,594
    Amortization of prepaid debt fees                5,031      1,832
    Deferred income tax benefit                    (22,017)    (6,590)
    Impairments of investments, intangible
     assets and other                                    -      1,109
    Acquired in-process research and development         -      6,400
    Other, net                                       2,531        659
Changes in operating assets and liabilities, net
 of acquisitions:
  Accounts receivable                              (14,183)    15,277
  Inventories                                       (3,997)    (3,600)
  Accounts payable and accrued expenses              4,432      3,232
  Wages and benefits payable                         9,768     (1,383)
  Unearned revenue                                     156     10,952
  Warranty                                           3,831     (8,456)
  Other long-term obligations                         (511)      (994)
  Other, net                                        (5,203)    (1,505)
                                                  ---------  ---------
    Cash provided by operating activities           79,617     53,055

Investing activities
  Proceeds from the sale of property, plant and
   equipment                                         2,626         17
  Acquisitions of property, plant and equipment (31,973) (12,788) Business acquisitions, net of cash and cash
   equivalents acquired                                  -   (253,050)
  Payment of contingent purchase price for
   acquisition                                           -     (1,957)
  Other, net                                        (1,224)       677
                                                  ---------  ---------
    Cash used in investing activities              (30,571)  (267,101)

Financing activities
  Proceeds from borrowings                          14,800    309,081
  Change in short-term borrowings, net                   -    (10,000)
  Payments on debt                                (126,196)   (74,234)
  Issuance of common stock                          84,727      8,338
  Prepaid debt fees                                   (391)   (13,646)
  Other, net                                            28       (109)
                                                  ---------  ---------
    Cash provided by (used in) financing
     activities                                    (27,032)   219,430

Increase in cash and cash equivalents               22,014      5,384
Cash and cash equivalents at beginning of period    11,624      6,240
                                                  ---------  ---------
Cash and cash equivalents at end of period       $  33,638  $  11,624
                                                  ---------  ---------


                             ITRON, INC.
      RECONCILIATIONS BETWEEN GAAP NET INCOME (LOSS) AND EBITDA

(Unaudited, in thousands)
                                Three Months Ended Twelve Months Ended
                                     December 31,      December 31,
                                 ------------------ ------------------
                                    2005     2004      2005     2004
                                  --------  -------   -------  -------
GAAP net income (loss)           $ 16,929  $(7,007)  $33,061  $(5,257)

Adjustments to GAAP net income
 (loss)
  Interest income                    (135)     (14)     (302)    (166)
  Interest expense                  3,664    4,983    18,944   13,145
  Income tax benefit               (4,570)  (5,135)   (5,533)  (4,149)
  Depreciation and amortization    12,787   19,859    51,572   38,785
                                  --------  -------   -------  -------
     Total adjustments             11,746   19,693    64,681   47,615

EBITDA                           $ 28,675  $12,686   $97,742  $42,358
                                  --------  -------   -------  -------
  In-process research and
   development                          -    6,400         -    6,400
                                  --------  -------   -------  -------
PRO FORMA EBITDA                 $ 28,675  $19,086   $97,742  $48,758
                                  --------  -------   -------  -------

    CONTACT: Itron, Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com